EXHIBIT 5.1

[LETTERHEAD OF BALLARD SPAHR LLP]

September 7, 2011

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania  19610

Re:          Penn National Gaming, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Penn National Gaming, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of an additional 2,350,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to awards to be granted under the Company’s amended 2008 Long Term Incentive Compensation Plan (as amended, the “2008 Plan”).

In rendering our opinion, we have reviewed originals or copies of:  (i) the Registration Statement on Form S-8 of the Company relating to the 2008 Plan as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”); (ii) the 2008 Plan; (iii) the Amended and Restated Certificate of Incorporation, as amended, of the Company and the Second Amended and Restated Bylaws, as amended, of the Company; (iv) certain resolutions of the Board of Directors relating to the 2008 Plan and the filing of the Registration Statement; and (v) such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies, the genuineness of all signatures, and the legal capacity of all natural persons.

The opinion expressed below is based on the assumption that the Registration Statement will have been filed by the Company with the Commission and will have become effective, and that persons acquiring the Shares will do so in accordance with the terms of the 2008 Plan, and will receive a prospectus containing all the information required by Part I of the Registration Statement on Form S-8 before acquiring such Shares.

The opinion is also based on the assumption that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued to participants pursuant to the terms of the 2008 Plan and, upon the issuance of any of the Shares, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation, as amended.

Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to the exercise or vesting of awards made under the 2008 Plan in accordance with the terms and conditions thereof (including where applicable, the payment of any exercise price), will be legally issued, fully paid and non-assessable.

We do not express any opinion as to the laws of any jurisdiction other than the Federal securities laws and the laws of the Commonwealth of Pennsylvania.

This opinion is limited to the matters expressly stated herein.  No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein.  We do not undertake to advise you or anyone else of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.

Very truly yours,

/s/ Ballard Spahr LLP